Exhibit 2.2
SEPARATION AGREEMENT
among
THE PROCTER & GAMBLE COMPANY,
THE FOLGERS COFFEE COMPANY
and
THE J.M. SMUCKER COMPANY
dated as of
June 4, 2008

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

iii

SCHEDULES

Schedule 1.2	Directed Transfers of AtomCo Assets
Schedule 1.3	Directed Transfers of AtomCo Liabilities
Schedule 1.4	Directed Transfers of Excluded Assets and Excluded Liabilities
Schedule 1.6(a)(i)	Tangible Personal Property
Schedule 1.6(a)(iii)	AtomCo Facilities
Schedule 1.6(a)(iv)	AtomCo Entity Interests
Schedule 1.6(a)(v)	AtomCo Contracts
Schedule 1.6(a)(vi)	AtomCo Governmental Approvals
Schedule 1.6(a)(vii)	AtomCo Intellectual Property
Schedule 1.6(a)(ix)	AtomCo Balance Sheet
Schedule 1.6(a)(xii)	AtomCo Claims
Schedule 1.6(b)(i)	Excluded Assets
Schedule 1.6(b)(ii)	Excluded IP Assets
Schedule 1.7(a)(i)	AtomCo Liabilities
Schedule 1.7(b)(i)	Excluded Liabilities
Schedule 2.2(a)(vi)	Resignations of Parent Designees
Schedule 2.2(b)(ii)	Resignations of AtomCo Designees
Schedule 2.3	Parent Transfer Documents
Schedule 2.4	AtomCo Transfer Documents
Schedule 2.5	Timing of Business Transfer and Closing
Schedule 4.6(f)	Kraft Litigation
Schedule 5.8	Equity Transactions — Marketing Activities
EXHIBITS

Exhibit A	Tax Matters Agreement
Exhibit B	Transition Services Agreement
Exhibit C	Insurance Matters Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E	Headquarters Lease Agreement
Exhibit F	Folgers Credit Facility Commitment
Exhibit G	Warehousing Agreement Term Sheet

SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is dated as of June 4, 2008, among The Procter & Gamble Company, an Ohio corporation (“Parent”), The Folgers Coffee Company, a Delaware corporation and presently a wholly owned Subsidiary of Parent (“Folgers”), and The J.M. Smucker Company, an Ohio corporation (“RMT Partner”). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article VIII.
RECITALS
     1. Parent is engaged, directly and indirectly, in the Coffee Business;
     2. Parent has determined that it would be appropriate and desirable to separate the Coffee Business from Parent;
     3. Parent has caused Folgers to be formed in order to facilitate such separation;
     4. Parent currently owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Folgers (the “Folgers Common Stock”);
     5. Parent and Folgers have each determined that it would be appropriate and desirable for Parent and certain of its Subsidiaries to contribute and transfer to Folgers, and for Folgers to receive and assume, directly or indirectly, certain Assets and Liabilities of the Coffee Business in exchange for (i) Parent’s receipt of shares of Folgers Common Stock calculated in accordance with the Transaction Agreement and (ii) the Cash Dividend as further described herein (the “Folgers Transfer”);
     6. Parent and Folgers contemplate that, following the Folgers Transfer and Recapitalization, Parent will either (i) distribute all of the shares of Folgers Common Stock to Parent shareholders without consideration on a pro rata basis (the “One-Step Spin-Off”) or (ii) consummate an offer to exchange (the “Exchange Offer”) shares of Folgers Common Stock for currently outstanding shares of Parent’s common stock, without par value (“Parent Common Stock”) and, in the event that Parent’s shareholders subscribe for less than all of the Folgers Common Stock in the Exchange Offer, Parent will distribute, pro rata to its shareholders, any unsubscribed Folgers Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the Folgers Common Stock to its shareholders (the “Clean-Up Spin-Off”);
     7. The disposition by Parent of 100% of the Folgers Common Stock, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off) is referred to herein as the “Distribution”;

     8. Parent and Folgers intend that the Folgers Transfer and the Distribution should qualify as a “reorganization” under Section 368(a) of the Code, with respect to which no gain or loss should be recognized under Code Sections 361 and 355;
     9. Pursuant to the plan of reorganization and within one year after the Distribution Date, Parent will distribute the Cash Dividend to Parent’s creditors in retirement of outstanding Parent indebtedness (the “Parent Cash Distribution”);
     10. Pursuant to the Transaction Agreement, dated the date hereof (the “Transaction Agreement”), among Parent, Folgers, RMT Partner and Merger Sub, a Delaware corporation and a wholly owned subsidiary of RMT Partner (“Merger Sub”), immediately following the Distribution, Folgers and Merger Sub will merge (the “Merger”) and Folgers Common Stock will be converted into shares of common stock of RMT Partner on the terms and subject to the conditions of the Transaction Agreement;
     11. The Parties intend that the execution of this Agreement and the Transaction Agreement constitutes a plan of reorganization within the meaning of Section 368 of the Code; and
     12. The Parties intend in this Agreement to set forth the principal arrangements among them regarding the Folgers Transfer and the Distribution.
     Accordingly, the Parties agree as follows:
I. TRANSFER OF THE COFFEE BUSINESS
     1.1 Recapitalization of Folgers. Parent and Folgers will cause the following to occur at the Business Transfer Time:
          (a) In consideration for the transfer of Assets contemplated by Section 1.2, Folgers will:
     (i) issue to Parent shares of Folgers Common Stock as set forth in Section 1.2 of the Transaction Agreement (the “Folgers Stock Issuance”), which Folgers Common Stock, together with the 100 shares of Folgers Common Stock owned by Parent as of the date hereof, will constitute all of the issued and outstanding common stock of Folgers outstanding as of the Business Transfer Time;
     (ii) declare a dividend in cash (which will be payable no later than immediately prior to the Distribution) in the amount of up to $350,000,000 (which will be reduced by the Shortfall Amount if Parent elects to waive the condition set forth in Section 7.1(b), as contemplated by Section 1.02(c) of the Transaction Agreement) (such dividend, the “Cash Dividend”), which will be payable to Parent as the sole stockholder of Folgers Common Stock; and

     (iii) assume the Folgers Liabilities in accordance with Section 1.3 below.
          (b) Credit Facility. Folgers, together with the other members of the Folgers Group, will enter into a credit facility with a third-party creditor or third-party creditors, with total available credit in the principal amount of $350,000,000 (which will be reduced by the Shortfall Amount if Parent elects to waive the condition set forth in Section 7.1(b), as contemplated by Section 1.02(c) of the Transaction Agreement), in accordance with the Folgers Credit Facility Commitment (such credit facility, the “Folgers Credit Facility,” and the entry into the Folgers Credit Facility, together with the Folgers Stock Issuance and the Cash Dividend, the “Recapitalization”).
          (c) Cash Dividend. Folgers will borrow sufficient funds in the Recapitalization to allow it to promptly distribute to Parent an amount equal to the Cash Dividend. Parent will maintain the funds received from the Cash Dividend in a segregated account, and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Pursuant to the plan of reorganization and within one year of the Distribution Date, Parent will effect the Parent Cash Distribution. Prior to effecting the Parent Cash Distribution, Parent will adopt a corporate resolution specifying that the distribution will be made from the funds maintained in the segregated account referenced above.
     1.2 Transfer of Assets. Except as provided in Section 1.9(b), effective as of the Business Transfer Time, Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Folgers, or, to the extent set forth in Schedule 1.2, a Folgers Entity, and Folgers will accept from Parent, or the applicable Subsidiary of Parent, and will cause the applicable Folgers Entity to accept, all of Parent’s and its applicable Subsidiaries’ respective right, title and interest in and to all Folgers Assets (other than any Folgers Assets that are already held as of the Business Transfer Time by Folgers or a Folgers Entity, which Folgers Asset will continue to be held by Folgers or such Folgers Entity).
     1.3 Assumption of Liabilities. Effective as of the Business Transfer Time, Parent will Convey (or will cause any applicable Subsidiary to Convey) to Folgers or, to the extent set forth on Schedule 1.3, a Folgers Entity, and Folgers will assume, perform, and fulfill when due and, to the extent applicable, comply with, or will cause any applicable Folgers Entity to assume, perform, and fulfill when due and, to the extent applicable, comply with, all of the Folgers Liabilities, in accordance with their respective terms (other than any Folgers Liabilities that as of the Business Transfer Time is already a Liability of Folgers or a Folgers Entity, which Folgers Liability will continue to be a Liability of Folgers or such Folgers Entity). As between members of the Parent Group, on the one hand, and members of the Folgers Group, on the other hand, the members of the Folgers Group will be solely responsible for all Folgers Liabilities, on a joint and several basis.
     1.4 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.9(b), prior to the Business Transfer Time (a) Parent will cause any applicable

Folgers Entity to Convey to Parent or a Subsidiary of Parent (as set forth on Schedule 1.4) any Excluded Assets that it owns, leases or has any right to use, and Parent will accept from such member of the Folgers Group, and will cause an applicable Subsidiary of Parent to accept, all such respective right, title and interest in and to any and all of such Excluded Assets and (b) Parent will cause any applicable Folgers Entity to Convey any Excluded Liability for which it is otherwise responsible to Parent or a Subsidiary of Parent (as set forth on Schedule 1.4), and Parent will assume, perform and fulfill when due, and to the extent applicable, comply with, or will cause the applicable Subsidiary of Parent to assume, perform and fulfill when due, and to the extent applicable, comply with, any and all of such Excluded Liabilities.
     1.5 Misallocated Transfers. In the event that at any time or from time to time (whether prior to, at or after the Business Transfer Time), either Party (or any member of the Parent Group or the Folgers Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Business Transfer Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto. Prior to any such transfer, such Asset will be held in accordance with Section 1.9(c).
     1.6 Folgers Assets. (a) For purposes of this Agreement, “Folgers Assets” will mean, in each case to the extent existing and owned immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries, the following Assets:
     (i) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tangible tools, prototypes and models and other tangible personal property exclusively used in the Coffee Business, including those listed or described in Schedule 1.6(a)(i);
     (ii) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products exclusively used in the Coffee Business (the “Folgers Inventory”);
     (iii) all Real Property Interests in the facilities listed on Schedule 1.6(a)(iii) (the “Folgers Facilities”);
     (iv) all issued and outstanding capital stock of the Subsidiaries of Parent listed on Schedule 1.6(a)(iv) (such stock, the “Folgers Entity Interests”, and such Subsidiaries, the “Folgers Entities”);

     (v) all interests, rights, claims and benefits of Parent and any of its Subsidiaries pursuant to and associated with all Folgers Contracts;
     (vi) all of the Governmental Approvals exclusively used in the Coffee Business, including those listed on Schedule 1.6(a)(vi) (the “Folgers Governmental Approvals”);
     (vii) all Intellectual Property exclusively used in the Coffee Business, including the Intellectual Property listed on Schedule 1.6(a)(vii) and goodwill related thereto;
     (viii) (A) all business and employment records exclusively related to the Coffee Business, including the corporate minute books and related stock records of the Folgers Entities, (B) all of FCC’s and MCC’s separate Tax Returns, and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), EAV’s by account listings, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to the Coffee Business (collectively, the “Folgers Books and Records”); provided, that (x) none of clauses (A), (B) or (C) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (vii), above), (y) Parent will be entitled to retain a copy of the Folgers Books and Records, which will be subject to the provisions of Section 5.3(a), and (z) neither clause (A) nor (C) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to the Coffee Business from the portions thereof that relate to businesses of Parent other than the Coffee Business;
     (ix) all Assets reflected on the balance sheet (including the notes thereto) attached hereto as Schedule 1.6(a)(ix) (the “Folgers Balance Sheet”);
     (x) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Folgers Balance Sheet in accordance with the accounting principles and policies under which the Folgers Balance Sheet was prepared;
     (xi) all Assets acquired by Parent or its Subsidiaries after the date of the Folgers Balance Sheet that would be reflected in the balance sheet of Folgers as of the Business Transfer Time if such balance sheet was prepared using the same accounting principles and policies under which the Folgers Balance Sheet was prepared;
     (xii) all rights to causes of action, lawsuits, judgments, claims and demands exclusively related to the Coffee Business, including those set forth on Schedule 1.6(a)(xii);
     (xiii) any assets expressly identified in this Agreement or any Ancillary Agreement as assets to be acquired by Folgers or any other member of the Folgers Group hereunder or thereunder;
     (xiv) all of the Assets set forth on the Winton Hill Schedule; and
     (xv) any and all other Assets owned immediately prior to the Business Transfer Time by Parent or any of its Subsidiaries that are exclusively related to the Coffee Business; provided, however, that no Intellectual Property or Winton Hill Assets will be deemed to be a Folgers Asset solely by reason of this clause (xv).
A single Asset may fall within more than one of clauses (i)-(xv) in this Section 1.6(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) that any duplication of such Asset is required. The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another. Notwithstanding anything to the contrary, (A) no Intellectual Property and (B) no Assets that are not exclusively related to the Folgers Business will be deemed to be included in clauses (ix)-(xi) of this Section 1.6(a).
          (b) Notwithstanding the foregoing, the Folgers Assets will not in any event include any of the following Assets (the “Excluded Assets”):
     (i) the Assets listed or described on Schedule 1.6(b)(i);
     (ii) the Excluded IP Assets;
     (iii) Assets of any Coffee Business Compensation And Benefit Plan; and
     (iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Parent or any other member of the Parent Group.
The Parties acknowledge and agree that neither Folgers nor any of its Subsidiaries will acquire or be permitted to retain any right, title and interest in any Excluded Assets through the Conveyance of the Folgers Entity Interests, and that if any of the Folgers Entities owns, lease or has the right to use any such Excluded Assets, such Excluded Assets will be Conveyed to Parent as contemplated by Section 1.4.

          (c) Any Assets of any member of the Parent Group not included in any of the clauses in Section 1.6(a) above are Excluded Assets and no Excluded Assets will be Folgers Assets. For the avoidance of doubt, all right, title and interest in and to the Excluded IP Assets are expressly retained by the Parent Group in all respects.
     1.7 Folgers Liabilities. (a) For the purposes of this Agreement, “Folgers Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by Parent, Folgers, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates:
     (i) the Liabilities listed or described on Schedule 1.7(a)(i) and all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Folgers or any other member of the Folgers Group, and all Liabilities of Folgers or any other member of the Folgers Group under this Agreement or any of the Ancillary Agreements;
     (ii) all Liabilities reflected as Liabilities of the Coffee Business on the Folgers Balance Sheet, except to the extent that such Liabilities were discharged subsequent to the date of the Folgers Balance Sheet and prior to the Business Transfer Time;
     (iii) all Liabilities of Parent or its Subsidiaries that arise after the date of the Folgers Balance Sheet that would be reflected in the balance sheet of Folgers as of the Business Transfer Time if such balance sheet was prepared using the same accounting principles and policies under which the Folgers Balance Sheet was prepared;
     (iv) all Liabilities under the Folgers Credit Facility;
     (v) all Liabilities relating to or arising out of any Environmental Conditions arising out of operations at any of the Folgers Facilities, or otherwise existing on, under, about or in the vicinity of any of the Folgers Facilities or Past Facilities (including any Release of Hazardous Materials occurring before, at or after the Business Transfer Time that has migrated, is migrating or in the future migrates to any of the Folgers Facilities and Environmental Conditions at any third-party site to the extent Liability arises from Hazardous Materials generated at any Folgers Facility or Past Facility) or any violation of Environmental Law as a result of the operation of any of the Folgers Facilities or Past Facilities; and
     (vi) all Liabilities, whether arising before, at or after the Business Transfer Time, to the extent arising out of or resulting from:

          (A) the operation of the Folgers Business or the ownership or use of the Folgers Assets at any time before, at or after the Business Transfer Time by any member of the Folgers Group, RMT Partner or any of their respective predecessors or, prior to the Business Transfer Time, any member of the Parent Group or any of their predecessors (relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Folgers Group or any of their predecessors or, prior to the Business Transfer Time, any member of the Parent Group or any of their predecessors (whether or not such act or failure to act is or was within such Person’s authority), including Liabilities with respect to Continuing Employees under those Compensation and Benefit Plans set forth on Schedule 1.7(b)(iii)); or
          (B) the operation of any other business conducted by any member of the Folgers Group or RMT Partner at any time after the Business Transfer Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Folgers Group (whether or not such act or failure to act is or was within such Person’s authority)); or
          (C) any Folgers Assets.
A single Liability may fall within more than one of clauses (i)-(vi) in this Section 1.7(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.
          (b) Notwithstanding the foregoing, the Folgers Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):
     (i) the Liabilities listed or described on Schedule 1.7(b)(i);
     (ii) all Liabilities of a member of the Parent Group to the extent relating to, arising out of or resulting from any Excluded Assets;
     (iii) all Liabilities under any Compensation And Benefit Plans (whether or not listed in Section 3.10 of the Parent Disclosure Letter to the Transaction Agreement) or any other compensation or benefit plans, agreements or arrangements of the Parent Group, except for Liabilities with respect to Continuing Employees under those Compensation and Benefit Plans set forth on Schedule 1.7(b)(iii); and
     (iv) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Parent or any other member of the Parent Group, and all Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Folgers nor any other member of the Folgers Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Folgers Entity Interests, and that if any of the Folgers Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Parent as contemplated by Section 1.4.
          (c) Any Liabilities of any member of the Parent Group not included in any of the clauses in Section 1.7(a) above are Excluded Liabilities and no Excluded Liabilities will be Folgers Liabilities.
     1.8 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Except as set forth in Section 1.8(b) and Section 1.8(c), Folgers, on behalf of itself and each other member of the Folgers Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing, between or among Folgers or any member of the Folgers Group, on the one hand, and Parent or any member of the Parent Group, on the other hand, effective as of the Business Transfer Time. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties shall be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
          (b) The provisions of Section 1.8(a) will not apply to any of the following Contracts (or to any of the provisions thereof):
     (i) this Agreement, the Transaction Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Transaction Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);
     (ii) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Folgers Assets or Folgers Liabilities, they will be Conveyed pursuant to Section 1.2 or 1.3 or allocated pursuant to Section 1.8(c)); and
     (iii) any other Contracts that this Agreement, the Transaction Agreement or any Ancillary Agreement expressly contemplates will survive the Business Transfer Time.
          (c) All of the intercompany receivables, payables, loans and other accounts between Folgers or any Folgers Entity, on the one hand, and Parent or any of its Subsidiaries (other tha Folgers and the Folgers Entities), on the other hand, in existence as of immediately prior to the Business Transfer Time (collectively, the

“Intercompany Accounts”) will netted against each other, and the balance will be, without further action, contributed to the equity of Folgers or distributed to Parent, as the case may be, such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.
     1.9 Governmental Approvals and Third-Party Consents. (a) Obtaining Consents. To the extent that the consummation of the Folgers Transfer or the Distribution requires any third-party Consents or Governmental Approvals, the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, subject to the limitations set forth in Section 1.9(b); provided, however, that Parent will not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Consent, except to the extent that Folgers agrees to reimburse and make whole Parent to Parent’s reasonable satisfaction for any payment or other accommodation made by Parent at Folgers’ request. For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the TSA) will be governed by Section 7.8 of the TSA and (ii) to seek approval pursuant to the HSR Act (as defined in the Transaction Agreement) and the RMT Partner Shareholder Approval shall be governed by the Transaction Agreement.
          (b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the valid, complete and perfected Conveyance to the Folgers Group of any Folgers Assets or to the Parent Group of any Excluded Asset would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Folgers Transfer or the Distribution, then notwithstanding any other provision hereof the Conveyance to the Folgers Group of such Folgers Assets or to the Parent Group of such Excluded Asset will automatically be deferred and no Conveyance will occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained (except that Parent or RMT Partner may elect to require the immediate Conveyance of any Folgers Asset or Excluded Asset notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained, provided that (x) if RMT Partner so elects to require the immediate Conveyance of any such Folgers Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Folgers Liabilities, (y) if Parent so elects to require the immediate Conveyance of any such Folgers Asset or Excluded Asset, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (z) if RMT Partner and Parent jointly agree to immediately Convey such Folgers Asset or Excluded Asset, any Liabilities arising from such Conveyance will be shared evenly between Folgers and Parent and, notwithstanding any provision in Section 4.5 to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Folgers and Parent). Notwithstanding the foregoing, any such Asset will still be considered a Folgers Asset or Excluded Asset, as applicable, and will be subject to Section 1.9(c). The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals and to develop and implement arrangements to make such Asset available for use by (and the benefit of) the Person entitled to receive it pending removal of such legal impediments or obtaining such Consents or Governmental

Approvals. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset pursuant to this Section 1.9(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset pursuant to this Section 1.9(b) are obtained, the transfer of the applicable Asset will be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.9(b) will terminate on the two-year anniversary of the Business Transfer Time.
          (c) Conveyances Not Consummated Prior To or At the Business Transfer Time. If the Conveyance of any Assets intended to be Conveyed hereunder is not consummated prior to or at the Business Transfer Time, whether as a result of the provisions of Section 1.9(b) or for any other reason (including any misallocated transfers subject to Section 1.5), then the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions), of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Parent and Folgers, as applicable, in accordance with Section 1.9(b)). In addition, the Person retaining such Asset will take such other actions as may be reasonably requested by the Person to whom such Asset is to be Conveyed (at such requesting Person’s expense) in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Business Transfer Time to the Person to whom such Asset is to be transferred. The obligations set forth in this Section 1.9(c) will terminate on the two-year anniversary of the Business Transfer Time.
     1.10 No Representation Or Warranty. Each of RMT Partner and Folgers acknowledges that neither Parent nor any member of the Parent Group makes any express or implied representation or warranty herein as to any matter whatsoever, including any representation or warranty with respect to: (a) the value of any Folgers Asset or the amount of any Folgers Liability; (b) the freedom from any Security Interest of any Folgers Asset; (c) the absence of defenses or freedom from counterclaims with respect to any claim to be Conveyed to Folgers or held by a member of the Folgers Group; or (d) any implied warranties of merchantability and fitness for a particular purpose. RMT Partner, on its own behalf and on behalf of its respective Subsidiaries and Affiliates (including after the Merger, Folgers), further acknowledges that all other warranties that Parent or any member of the Parent Group gave or might have given, or which might be provided or implied by applicable Law or commercial practice, are hereby expressly excluded. All Assets to be transferred to Folgers (and all of the Folgers Assets held by the Folgers Entities) will be transferred and are held “AS IS, WHERE IS” and from and after the Closing Folgers will bear the economic and legal risk that any Conveyance will prove to be insufficient to vest in Folgers good and marketable title, free and clear of any Security Interest or any necessary

Consents or Governmental Approvals that are not obtained or that any requirements of Laws are not complied with.
     1.11 Waiver of Bulk-Sales Laws. Each of Parent and Folgers hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Parent Group or Folgers Group, as applicable.
     1.12 Inventory and A/P Adjustment. (a) The Parties will negotiate in good faith to determine the anticipated amount of Inventory of the Coffee Business as of the Closing Date (the “Target Folgers Inventory Amount”) and the anticipated amount of Accounts Payable of the Coffee Business as of the Closing Date (the “Target Folgers A/P Amount”). For purposes of this Section 1.12, “Inventory” and “Accounts Payable” will be valued in the same manner in which they are valued in the Folgers Balance Sheet. Such determination will be made no later than 45 days prior to the anticipated Closing Date, and will reflect the Parties’ good faith estimate of what these levels would be in the ordinary course of business on the Closing Date, with agreed adjustments and/or adjustment mechanics taking into account, as appropriate to the measure in question, including seasonal fluctuations, variations based on sales volume and market conditions, changes in commodity prices and other factors that have historically affected levels of Inventory and Accounts Payable.
          (b) Within 60 days following the Business Transfer Date, Parent will prepare and deliver to RMT Partner a statement setting forth the type and value of the Inventory and the amount of Accounts Payable, as of the Business Transfer Date, calculated consistent with the accounting principles and policies under which the Folgers Balance Sheet was prepared (the “Closing Adjustment Statement”). Upon the reasonable request of Parent, RMT Partner will provide (or will cause a member of the Folgers Group to provide) to Parent and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of Folgers or any other member of the Folgers Group necessary for Parent to prepare the Closing Adjustment Statement, to respond to the RMT Partner Objection and to prepare materials for presentation to the Accounting Firm in connection with Section 1.12 and RMT Partner will otherwise cooperate with and assist Parent as may be reasonably necessary to carry out the purposes of this Section 1.12.
          (c) For a period of 45 days after delivery of the Closing Adjustment Statement, Parent will make available to RMT Partner all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Parent to prepare the Closing Adjustment Statement and not already in the possession or under the control of RMT Partner. The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, RMT Partner unless RMT Partner shall have notified Parent in writing within 45 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “RMT Partner Objection”). Any RMT Partner Objection will set forth a description of the basis of the RMT Partner Objection and the adjustments to the value of Inventory and the amount of

Accounts Payable reflected on the Closing Adjustment Statement which RMT Partner believes should be made. Any items not disputed during the foregoing 45 day period will be deemed to have been accepted by RMT Partner.
          (d) If Parent and RMT Partner are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Parent’s receipt of the RMT Partner Objection to such Closing Adjustment Statement pursuant to Section 1.12(c), they will refer their remaining differences to an nationally recognized firm of independent public accountants as to which Parent and RMT Partner mutually agree (the “Accounting Firm”) for a decision, which decision will be final and binding on the Parties. The Accounting Firm will act as an arbitrator and not an expert and will address only those items in dispute and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Any expenses relating to the engagement of the Accounting Firm will be shared equally by Parent, on one hand, and RMT Partner, on the other hand.
          (e) The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no RMT Partner Objection has been given, the expiration of the period within which RMT Partner must make its objection pursuant to Section 1.12(c) hereof, (ii) agreement in writing by Parent and RMT Partner that the Closing Adjustment Statement, together with any modifications thereto agreed by Parent and RMT Partner, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement. The Closing Adjustment Statement, as submitted by Parent if no timely RMT Partner Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”
          (f) Within five business days following issuance of the Final Closing Adjustment Statement, the net adjustment payment payable pursuant to this Section 1.12(f) (the “Adjustment Payment”) and interest thereon will be paid by wire transfer of immediately available funds to a bank account designated by Parent or Folgers, as the case may be. The Adjustment Payment will be equal to (1) the value of the Inventory minus the value of the Accounts Payable, each as reflected on the Final Closing Adjustment Statement; minus (B) the Target Folgers Inventory Amount minus the Target Folgers A/P Amount; provided, however, that the Adjustment Payment will be deemed to be zero, and no payment will be made to either Folgers or Parent pursuant to this Section 1.12, if the absolute value of the Adjustment Payment is less than Six Million Dollars ($6,000,000). The Adjustment Payment, if any, will be payable by Folgers to Parent, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Parent to Folgers. The Adjustment Payment will bear interest from the Distribution Date to the date of payment at the prime rate (as published in the Wall Street Journal, Northeastern Edition) in effect on the Distribution Date, which interest will be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest will be paid on the same date and in the same manner as such Adjustment Payment.
     1.13 Exemption Certificates. Parent shall cause Folgers or a Subsidiary of Folgers, as applicable, to use commercially reasonable efforts to deliver to Parent on or before the Business Transfer Date properly executed resale exemption certificates and requisite tax registration numbers for the Folgers Inventory (and, where relevant in accordance with applicable local Law, for any tangible personal property and any other Folgers Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from transfer Taxes. For the avoidance of doubt, the Parties, as applicable, are and remain responsible for all transfer Taxes in accordance with the Tax Matters Agreement.
II. COMPLETION OF THE FOLGERS TRANSFER
     2.1 Business Transfer Time. Unless otherwise provided in this Agreement (including Section 2.5) or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Article VII hereof, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Folgers Transfer will be 12:01 a.m., Eastern Time, on the anticipated Distribution Date (such time, the “Business Transfer Time”, and such date the “Business Transfer Date”).
     2.2 Transfer of the Coffee Business. (a) Agreements to be Delivered by Parent. On the Business Transfer Date, Parent will deliver, or will cause its appropriate Subsidiaries to deliver, to Folgers all of the following instruments:
     (i) A Tax Matters Agreement in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Parent Group party thereto;
     (ii) A Transition Services Agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by the members of the Parent Group party thereto;
     (iii) An Insurance Matters Agreement in the form attached hereto as Exhibit C (the “Insurance Matters Agreement”), duly executed by the members of the Parent Group party thereto;
     (iv) An Intellectual Property Matters Agreement in the form attached hereto as Exhibit D, together with any licenses or other agreements contemplated thereby (collectively, the “Intellectual Property Matters Agreement(s)”), duly executed by the members of the Parent Group party thereto;
     (v) All necessary Transfer Documents as described in Sections 2.3 and 2.4;

     (vi) Resignations of each of the individuals who serve as an officer or director of members of the Folgers Group as set forth on Schedule 2.2(a)(vi) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Parent Group after the Business Transfer Time and that are directors or officers of any member of the Folgers Group, to the extent requested by Folgers;
     (vii) A Headquarters Lease Agreement, in the form attached hereto as Exhibit E (the “Headquarters Lease Agreement”), duly executed by the members of the Parent Group party thereto; and
     (viii) A Warehousing Agreement duly executed by the members of the Parent Group party thereto.
          (b) Agreements to be Delivered by Folgers and RMT Partner. On the Business Transfer Date, Folgers will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Parent all of the following instruments:
     (i) In each case where any member of the Folgers Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Folgers Group party thereto; and
     (ii) Resignations of each of the individuals who serve as an officer or director of members of the Parent Group as set forth on Schedule 2.2(b)(ii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Folgers Group after the Business Transfer Time and that are directors or officers of any member of the Parent Group, to the extent requested by Parent.
     2.3 Transfer of Folgers Assets and Assumption of Folgers Liabilities. In furtherance of the Conveyance of Folgers Assets and the assumption of Folgers Liabilities provided in Section 1.2 and Section 1.3, on the Business Transfer Date (a) Parent will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of Conveyance, as and to the extent reasonably necessary to evidence the Folgers Transfer of all of Parent’s and its Subsidiaries’ (other tha Folgers and its Subsidiaries) right, title and interest in and to the Folgers Assets to Folgers and its Subsidiaries and (b) Folgers will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Folgers Liabilities by Folgers. All of the foregoing documents contemplated by this Section 2.3, including the documents set forth on Schedule 2.3, will be referred to collectively herein as the “Parent Transfer Documents.”
     2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded

Liabilities provided in Section 1.4: (a) Folgers will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance as and to the extent reasonably necessary to evidence the Conveyance of all of Folgers’ and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Parent and its Subsidiaries and (b) Parent will execute and deliver such assumptions of Contracts as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Parent. All of the foregoing documents contemplated by this Section 2.4, including the documents set forth on Schedule 2.4, will be referred to collectively herein as the “Folgers Transfer Documents” and, together with the Parent Transfer Documents, the “Transfer Documents.”
     2.5 Timing of Business Transfer and Closing. Subject to the provisions of Schedule 2.5, (a) the Parties will use commercially reasonable efforts to cause the Business Transfer Date, Distribution Date and Closing Date to occur on the final Business Day of a calendar month, and (b) in the event that it is anticipated that, in spite of the preceding sentence, the Distribution Date and Closing Date are anticipated to occur on a date that is not the final Business Day of a calendar month, the Parties will use their commercially reasonable efforts to cause the Distribution Date and Closing Date to occur as soon after the final Business Day of a calendar month as reasonably practicable.
III. THE DISTRIBUTION
     3.1 Form and Manner of Distribution. (a) Parent may elect, in its sole discretion, to effect the Distribution in the form of either (i) a One-Step Spin-Off or (ii) an Exchange Offer (including any Clean-Up Spin-Off, as set forth below); provided, however, that, assuming all other requirements are satisfied, Parent will effect the Distribution as an Exchange Offer (and any Clean-Up Spin-Off) in the event Parent’s counsel determines that it can only deliver the written opinion referenced in Section 6.03(e) of the Transaction Agreement if Parent effects the Distribution in such manner.
          (b) If Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the Board of Directors of Parent, in accordance with applicable Law, will establish (or designate Persons to establish) a Record Date and the Distribution Date and Parent will establish appropriate procedures in connection with the Distribution. All shares of Folgers Common Stock held by Parent on the Distribution Date will be distributed to the Record Holders in the manner determined by Parent and in accordance with Section 3.2(f).
          (c) If Parent elects to effect the Distribution as an Exchange Offer, Parent will determine the terms of such Exchange Offer, including the number of shares of Folgers Common Stock that will be offered for each validly tendered shares of Parent Common Stock, the period during which such Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which will comply with securities Law requirements applicable to such Exchange Offer. In the event that Parent’s shareholders subscribe for less than all of the Folgers Common Stock in the Exchange Offer, Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following the consummation of the Exchange Offer.
     3.2 The Distribution. (a) To the extent the Distribution is effected as a One-Step Spin-Off, subject to the terms thereof, in accordance with Section 3.2(f), each Record Holder will be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Folgers Common Stock equal to the total number of Folgers Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is number of Parent Common Stock held by such Record Holder and the denominator of which is the total amount of Parent Common Stock outstanding on the Distribution Date.
          (b) Subject to the terms thereof, to the extent the Distribution is effected as an Exchange Offer, each Parent shareholder may elect in the Exchange Offer to exchange a number of Parent Common Stock held by such Parent shareholder for shares of Folgers Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Parent and set forth in the Folgers Form 10/S-4.
          (c) None of the Parties hereto will be liable to any person in respect of any shares of Folgers Common Stock (or dividends or distributions with respect thereto) that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (d) Parent and Folgers, as the case may be, will be entitled, and may instruct the transfer agent or the exchange agent in the Distribution, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the persons otherwise entitled thereto.
          (e) The terms and conditions of any Clean-Up Spin-Off will be as determined by Parent in its sole discretion, subject to the provisions of Section 3.2(a).
          (f) Upon the consummation of the One-Step Spin-Off or the Exchange Offer, Parent shall deliver to the Exchange Agent (as defined in Section 2.02 of the Transaction Agreement), a global certificate representing the Folgers Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent shareholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, Parent shall deliver to the Exchange Agent an additional global certificate representing the Folgers Common Stock being distributed in the Clean-Up Spin-Off for the account of the Parent shareholders that are entitled thereto. The Exchange Agent shall hold such certificate or certificates, as the case may be, for the account of the Parent shareholders pending the Merger, as provided in Article II of the Transaction Agreement.

     3.3 Plan of Reorganization. This Agreement and the Transaction Agreement will constitute a “plan of reorganization” for the Transactions under Treasury Regulation Section 1.368-2(g). Pursuant to the plan of reorganization, (i) Parent will complete the Distribution through either (a) a One-Step Spin-Off or (b) the Exchange Offer and any Clean-Up Spin-Off (which Clean-Up Spin-Off will be completed on the Distribution Date immediately following the consummation of the Exchange Offer) and (ii) Folgers will merge with Merger Sub immediately following the Distribution.
IV. MUTUAL RELEASES; INDEMNIFICATION
     4.1 Release Of Pre-Business Transfer Time Claims. (a) Folgers Release. Except as provided in Section 4.1(c), effective as of the Business Transfer Time, Folgers does hereby, for itself and each other member of the Folgers Group, and their respective successors and assigns, remise, release and forever discharge the Parent Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the Folgers Transfer and the Distribution.
          (b) Parent Release. Except as provided in Section 4.1(c), effective as of the Business Transfer Time, Parent does hereby, for itself and each other member of the Parent Group, and their respective successors and assigns, remise, release and forever discharge the Folgers Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the Folgers Transfer and the Distribution.
          (c) No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement, the Transaction Agreement or any Other RMT Agreements, in each case in accordance with its terms, including (i) the obligation of Folgers to assume and satisfy the Folgers Liabilities, (ii) the obligation of Parent to retain, assume and satisfy the Excluded Liabilities, and (iii) the obligations of Parent and Folgers to perform their obligations and indemnify each other under this Agreement and the Ancillary Agreements.
          (d) No Actions as to Released Pre-Business Transfer Time Claims. Neither Folgers nor RMT Partner will, and will cause each of their respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent will not, and will cause each other member of the Parent Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Folgers, RMT Partner or any of their respective Affiliates, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).
     4.2 Indemnification By RMT Partner and the Folgers Group. Without limiting or otherwise affecting the indemnity provisions of the Transaction Agreement, from and after the Effective Time, RMT Partner, Folgers, and each of the Folgers Entities will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against, and will reimburse such Parent Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):
          (a) the Folgers Liabilities and the Liabilities of the Folgers Entities, including the failure of Folgers or any other member of the Folgers Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities; and
          (b) any breach by RMT Partner, Folgers or any other member of the Folgers Group of any obligations to be performed by such Parties pursuant to this Agreement or the Intellectual Property Matters Agreement subsequent to the Business Transfer Time.
     4.3 Indemnification By Parent. Without limiting or otherwise affecting the indemnity provisions of the Transaction Agreement, from and after the Effective Time, Parent will, and will cause each other member of the Parent Group to, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Folgers Indemnitees from and against, and will reimburse such Folgers Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Business Transfer Time, out of any of the following items (without duplication):
          (a) any Excluded Liability, including the failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities; and
          (b) any breach by Parent or any other member of the Parent Group of any obligations to be performed by such Parties pursuant to this Agreement or the Intellectual Property Matters Agreement subsequent to the Business Transfer Time.
     4.4 Reductions For Insurance Proceeds And Other Recoveries. (a) Insurance Proceeds. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 4.2 or 4.3, as applicable, will be reduced (retroactively or prospectively) by any Insurance

Proceeds or other amounts actually recovered from unaffiliated third-parties (and excluding any captive insurance companies of the Indemnified Party or its Affiliates) by or on behalf of such Indemnitee in respect of the related Loss (net of any corresponding increase in premium payments or other related increases in insurance expenses of the Indemnitee). The existence of a claim by an Indemnitee for monies from an insurer or against a third-party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third-party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third-party will be (i) entitled to a “wind-fall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto or (ii) relieved of the responsibility to pay any claims for which it is obligated.
          (b) Tax Detriment/Tax Benefit. In the absence of a Final Determination to the contrary and except for any post-Distribution interest, any amount payable by Folgers to Parent under this Agreement will be treated as occurring immediately prior to the Transactions, as an inter-company distribution, and any amount payable by Parent to Folgers under this Agreement will be treated as occurring immediately prior to the Transactions, as a contribution to capital. Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 4.2 or 4.3, as applicable, will be (i) decreased to take into account any Tax benefit actually realized by the Indemnitee (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item, and (ii) increased to take into account any Tax cost actually incurred by the Indemnitee (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment. Any indemnity payment hereunder will initially be made without regard to this Section 4.4(b) and will be reduced or increased to reflect any applicable Tax benefit or Tax cost, as the case may be, within 30 days after the Indemnitee (or an Affiliate thereof) realizes such Tax benefit or incurs such Tax cost by way of a refund, an increase in Taxes or otherwise. In the event of a Final Determination relating to the Indemnitee’s (or an Affiliate’s) incurrence or payment of an indemnified item and/or receipt of an indemnity payment pursuant to this Section 4.4(b), the Indemnitee will, within 30 days of such Final Determination, provide the other party with notice thereof and supporting documentation addressing, in reasonable detail, the amount of any reduction or increase in Taxes of the Indemnitee (or its Affiliate) resulting from such Final Determination, and the parties will promptly make any payments necessary to reflect the relevant reduction or increase in Tax liability.
     4.5 Procedures For Defense, Settlement And Indemnification Of Third-Party Claims. (a) Direct Claims. All claims made hereunder by (i) any member of the Parent Group, on the one hand, against RMT Partner or any member of the Atom Group, on the other hand, or (ii) by RMT Partner or any member of the Folgers Group, on the one hand, against any member of the Parent Group, on the other hand

(collectively, “Direct Claims”), will be subject to the dispute resolution procedures set forth in Article VI.
          (b) Third Party Claims. (i) Notice Of Claims. If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or RMT Partner or any of its Affiliates (including after the Merger, the Folgers Group) of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim. Any such notice will describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 4.5(b)(i) will not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.
               (ii) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article IV, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (x) if Parent is the Indemnifying Party, affect RMT Partner or any of its Controlled Affiliates (including after the Merger, any member of the Folgers Group) in a materially adverse manner and (y) if RMT Partner or Folgers is the Indemnifying Party, affect Parent or any of its Controlled Affiliates in a materially adverse manner; (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages and/or equitable relief (with or without monetary damages) which equitable relief would not reasonably be expected to affect in any material and adverse respect the operations of (x) Parent or its Controlled Affiliates, if RMT Partner or Folgers is the Indemnifying Party, or (y) RMT Partner or its Controlled Affiliates (including after the Merger, any member of the Folgers Group), if Parent is the Indemnifying Party; and (C) the Indemnifying Party expressly agrees with the Indemnitee in writing to be fully responsible for all of the Losses that arise from the Third-Party Claim (the conditions set forth in clauses (A) through (C) are, collectively, the “Litigation Conditions”). For purposes of clause (C) of the preceding sentence, if a Third-Party Claim consists of multiple claims by a plaintiff or group of plaintiffs, and it is reasonably practicable for an Indemnifying Party to control the defense of a subset of the such claims, the Indemnifying Party may elect to agree to be fully responsible for only all of the Losses that arise from such subset of claims, and may elect to control the defense of only such subset of claims, provided that the other Litigation Conditions set forth in clauses (A) and (B) of the preceding sentence are satisfied. If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 4.5(b), the

Indemnitee may continue to defend the Third-Party Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 4.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim. The Indemnitee has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.
     4.6 Additional Matters.
          (a) Cooperation In Defense And Settlement. With respect to any Third-Party Claim for which RMT Partner or Folgers, on the one hand, and Parent, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.
          (b) Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.5, Parent may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Business Transfer Time which relate to or arise out of the Coffee Business, the Folgers Assets or the Folgers Liabilities if such Action also relates to the Excluded Assets and Excluded Liabilities and a member of the Parent Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Coffee Business, the Folgers Assets or the Folgers Liabilities); provided that, (i) Parent will consult with Folgers on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Parent fails to take reasonable steps necessary to defend diligently such Action, Folgers may assume such defense, and Parent will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Folgers has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Parent must obtain the written consent of Folgers, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require Folgers to change its business practices or incur any Liabilities with respect thereto. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Parent will in good faith reasonably allocate to Folgers and Folgers will be responsible for or receive, as the case may be, Folgers’ proportionate share of any such compromise, settlement, consent or judgment attributable to the Folgers Business, the Folgers Assets or the Folgers Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.
          (c) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV will not be affected.
          (d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
          (e) Not Applicable to Taxes. Except for Section 4.4(b) and as otherwise specifically provided herein, this Agreement, including Section 1.7(a), will not apply to Taxes (which are covered by the Tax Matters Agreement).
          (f) Kraft Litigation. The terms of Schedule 4.6(f), in lieu of the provisions of Sections 4.6(a) and (b), above, will apply to the Actions described therein.
     4.7 Exclusive Remedy. Each of RMT Partner and Parent is an established business entity that has been represented by experienced counsel in connection with the execution and delivery of this Agreement and the Ancillary Agreements, and intends and hereby agrees that this Article IV sets forth the exclusive remedy of the Parties following the Business Transfer Time for any Losses arising out of any breach of the covenants or agreements of the Parties contained in this Agreement or the Intellectual Property Matters Agreement, except that nothing contained in this Section 4.7 will impair any right of any Person (i) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud; (ii) to specific performance under this Agreement; and (iii) to equitable relief as provided in Section 5.4 hereof and Section 9.2 of the Intellectual Property Matters Agreement. In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article IV and the right to seek the relief described in clauses (i), (ii) and (iii) of the preceding sentence.
V. ADDITIONAL AGREEMENTS
     5.1 Further Assurances. Subject to the limitations of Section 1.10:
          (a) In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Business Transfer Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.
          (b) Without limiting the generality of Section 5.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third Parties to provide such cooperation. If any Affiliate of Parent or Folgers is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Parent or Folgers, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.
          (c) Prior to the Business Transfer Time, in the event that the Parties identify any tangible Asset (which, for the avoidance of doubt, excludes any Assets that constitute Intellectual Property) that is (i) owned by a member of the Parent Group, (ii) is not included in the Folgers Assets or will otherwise be made available to the Folgers Business pursuant to the TSA or any of the other Ancillary Agreements, and (iii) is necessary to manufacture products of the Coffee Business in a manner consistent with the manner in which they have manufactured as of the date hereof, the Parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such Asset will be made available to the Folgers Business subsequent to the Business Transfer Time for a reasonable period of time.
     5.2 Agreement For Exchange of Information. (a) (i) Generally. Except as otherwise provided in the TSA, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the

Business Transfer Time and until the 6th anniversary of the Business Transfer Time, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of Parent and Folgers agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 5.2.
               (ii) As long as Parent is directly or contingently liable for any Folgers Liabilities or up to a maximum of six years, whichever is shorter, RMT Partner will provide to Parent, no later than 15 calendar days after the end of each fiscal quarter of Parent, a report that is prepared by RMT Partner in good faith and that lists the material Folgers Liabilities for which Parent is directly or contingently liable and shows to RMT Partner’s knowledge (A) the categories of such Liabilities, (B) where applicable, the annual future payments over the minimum contract term and any renewal terms, and (C) such other Information as Parent believes is reasonably necessary for Parent to prepare its financial statements and satisfy its public reporting obligations. The format of such report will be reasonably determined by Parent in consultation with RMT Partner.
          (b) Ownership of Information. Any Information owned by a Party that is provided to the other Party pursuant to this Section 5.2 remains the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 5.2 and that is transferred or sold to a third-party or otherwise disposed of in accordance with Section 5.2(c),unless required by Law to retain such materials.
          (c) Record Retention. Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Coffee Business in its respective possession or control at the Business Transfer Time in accordance with their respective document retention policies in effect as of the date hereof (or, with respect to each Party, such longer periods of time as may be set forth in policies adopted by such Party after the date hereof). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that relates to the operations of the Coffee Business that exists at the Business Transfer Time (other than Information that is permitted to be destroyed under the current record retention policies of the Party) without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.
          (d) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 5.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.
          (e) Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs,

if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.
          (f) Production of Witnesses; Records; Cooperation. (i) After the Business Transfer Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.
               (ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
               (iii) Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.
               (iv) Without limiting any provision of this Section, each of the Parties will cooperate, and will cause each member of its respective Group to cooperate, with each other in the defense of any claim that the Coffee Business infringes Intellectual Property of any third Person or that challenges the validity of any Intellectual Property licensed to any Party pursuant to any Ancillary Agreement, and no Party will claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, validity or similar claim or challenge except as required by Law.
               (v) The obligation of the Parties to provide witnesses pursuant to this Section 5.2 is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

          (g) Restrictions. Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.
     5.3 Privileged Matters. (a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Business or the Non-Folgers Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.3. With respect to Privileged Information of Parent, Parent will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither RMT Partner nor Folgers will take any action (or permit any member of its Group to take action) without the prior written consent of Parent that could result in any waiver of any Privilege that could be asserted by Parent or any member of its Group under applicable Law and this Agreement. With respect to Privileged Information of Folgers arising after the Business Transfer Time, Folgers will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Parent will take no action (nor permit any member of its Group to take action) without the prior written consent of Folgers that could result in any waiver of any Privilege that could be asserted by Folgers or any member of its Group under applicable Law and this Agreement. The rights and obligations created by this Section 5.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Folgers Transfer or the Distribution (“Privileged Information”).
          (b) Privileged Information of Parent and its Group includes (i) any and all Information regarding the Non-Folgers Business and the Parent Group (other than Information relating to the Coffee Business (“Folgers Information”)), whether or not such Information (other tha Folgers Information) is in the possession of RMT Partner, Folgers or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Parent (including any person who, at the time of the communication, was an employee of Parent or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of RMT Partner, Folgers or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Parent, regardless of whether such employee is or becomes an employee of RMT Partner, Folgers or any Affiliate thereof, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Parent or its Group generated, received or arising prior to the Business Transfer Time.
          (c) Privileged Information of Folgers and its Group includes (i) any and all Folgers Information, whether or not it is in the possession of Parent or any member of its Group, (ii) all communications subject to a Privilege occurring after the Folgers Transfer between counsel for the Business (including in-house counsel and former in-house counsel who are employees of Parent) and any person who, at the time of the communication, was an employee of Folgers, any member of its Group or the Business regardless of whether such employee was, is or becomes an employee of Parent or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Business Transfer Time that refers or relates to and discloses Privileged Information of Folgers or its Group generated, received or arising after the Business Transfer Time.
          (d) Upon receipt by Parent, RMT Partner or Folgers, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Parent, RMT Partner or Folgers, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Parent, RMT Partner or Folgers, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Parent, RMT Partner or Folgers, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.3 or otherwise to prevent the production or disclosure of Privileged Information. Parent, RMT Partner or Folgers, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.3 unless (i) the other has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.
          (e) Parent’s transfer of books and records pertaining to the Business and other Information to Folgers, Parent’s agreement to permit RMT Partner or Folgers to obtain Information existing prior to the Folgers Transfer, Folgers’ transfer of books and records pertaining to Parent, if any, and other Information and Folgers’ agreement to permit Parent to obtain Information existing prior to the Folgers Transfer are made in reliance on Parent’s, RMT Partner’s and Folgers’ respective agreements, as set forth in Section 5.2 and this Section 5.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent, RMT Partner or Folgers, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Sections 5.2 and the disclosure to RMT Partner, Folgers and Parent of Privileged Information relating to the Business or the Non-Folgers Business pursuant to this Agreement in connection with the Folgers Transfer will not be asserted by Parent, RMT Partner or Folgers to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.3 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Parent, RMT Partner and Folgers in, or the obligations imposed upon Parent, RMT Partner and Folgers by, this Section 5.3.
     5.4 Non-Solicitation. (a) Each of RMT Partner and Folgers agrees that for a period of 24 months from the Effective Time, it will not, and will cause each of its Affiliates not to, without obtaining the prior written consent of Parent, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any management-level employees of any member of the Parent Group as of the Effective Time with whom RMT Partner or its Representatives came into contact prior to the Effective Time in connection with the Transactions so long as they are employed by any member of the Parent Group; provided, however, that (i) neither RMT Partner nor any member of the Folgers Group will be deemed to have solicited any such person who is an employee of the Parent Group and responds to any general media advertisement or job posting placed by or on behalf of RMT Partner, Folgers or any of their Affiliates and (ii) RMT Partner and any member of the Folgers Group may solicit and hire any person who has already been terminated by any member of the Parent Group or any of their Affiliates prior to any solicitation by RMT Partner, Folgers or any of their Affiliates.
          (b) Parent agrees that for a period of 24 months from the Effective Time, Parent will not, and will cause each other member of the Parent Group not to, without obtaining the prior written consent of Folgers, directly or indirectly, solicit for employment or employ (or refer to another Person for the purpose of such Person soliciting for employment or employing) any employees of any member of the Folgers Group as of the Effective Time (after giving effect to any employee transfers completed in the Transaction Agreement) so long as they are employed by any member of the Folgers Group; provided, however, that (i) no member of the Parent Group will be deemed to have solicited any such person who is an employee of the Folgers Group and responds to any general media advertisement or job posting placed by or on behalf of any such member of the Parent Group (and any member of the Parent Group may hire such person if such person is not a management-level employee of any member of the Folgers Group or RMT Partner) and (ii) any member of the Parent Group may solicit and hire any such person who has been terminated by the relevant member of the Folgers Group prior to any solicitation by any member of the Parent Group.
     5.5 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any of representatives of its Group on any of the Transfer Documents relating to the Transfer of Intellectual Property. Folgers will be responsible for, and will pay all expenses (whether incurred before or after the Business Transfer Time) relating to, the recording of any such Transfer Documents relating to the Transfer of Intellectual Property to any member of the Folgers Group with any Governmental Authorities as may be necessary or appropriate.
     5.6 Use of Names of the Parent Group. Except as specifically set forth in this Section 5.6 or as permitted by the terms of the Intellectual Property Matters Agreement, from and after the Effective Time, RMT Partner and Folgers will take all actions necessary to assure that no member of the Folgers Group operates the Folgers Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Parent Group, provided that RMT Partner and members of the Folgers Group may refer to the Parent Group and Trademarks of the Parent Group in connection with describing the historical relationship of the Folgers Group to the Parent Group. In addition, Folgers and each member of the Folgers Group may use packaging, advertising, sale and promotional materials bearing any of the corporate names, Trademarks, product identification numbers or consumer information telephone numbers of the Parent Group after the Business Transfer Time; provided, that Folgers will, and will cause each member of the Folgers Group to, cease use of packaging, advertising, sale and promotional materials bearing any of the corporate names, Trademarks, product identification numbers or consumer information telephone numbers beginning on the six month anniversary of the Effective Time; provided, further, that there will be no time limit with respect to Folgers’ use of packaging (and UPC codes of Parent or a member of the Parent Group included on such packaging) included in the Folgers Inventory. RMT Partner and the Folgers Group will use commercially reasonable efforts to cease the use of such packaging (and UPC codes) as promptly as reasonably practicable following the Effective Time, consistent with their ordinary course of business. Folgers will, and will cause each member of the Folgers Group to, maintain quality standards for products of the Folgers Business not materially different from those maintained by the Coffee Business prior to the Business Transfer Time for so long as any member of the Folgers Group continues to use any packaging, advertising, sales or promotional materials bearing the corporate names, Trademarks, product identification numbers or consumer information telephone numbers of any member of the Parent Group.
     5.7 Removal of Tangible Assets. (a) Except as may be otherwise provided in the TSA, the Headquarters Lease Agreement or otherwise agreed to by the Parties, all tangible Folgers Assets that are located at any facilities of any member of the Parent Group that are not Folgers Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Folgers’ expense and in a manner so as not to unreasonably interfere with the operations of any member of the Parent Group and to not cause damage to such facility, and such member of the Parent Group shall provide reasonable access to such facility to effectuate same. Folgers will remove any Folgers Assets that remain at any such facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.
          (b) Except as may be otherwise provided in the TSA or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Folgers Facilities will be moved as promptly as practicable after the Business Transfer Time from such facilities, at Parent’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Folgers Group and to not cause damage to such Folgers Facility, and such member of the Folgers Group will provide reasonable access to such Folgers Facility to effectuate such movement. Parent will remove any Excluded Assets that remain at any such Folgers Facilities in connection with the performance of services under the TSA as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.
     5.8 Capital Transactions. (a) Folgers Credit Facility Commitment. Attached hereto as Exhibit F is a complete and correct copy of the credit facility commitment (the “Folgers Credit Facility Commitment”) relating to the credit facility that is contemplated to be entered into by Folgers prior to the Business Transfer Time in connection with the Recapitalization. Folgers will utilize commercially reasonable efforts to enter into an agreement or agreements, each upon terms consistent with the terms set forth in the Folgers Credit Facility Commitment and in a form reasonably acceptable to RMT Partner, to effectuate the financing contemplated by the Folgers Credit Facility Commitment (the “Folgers Financing”). The Folgers Credit Facility shall remain outstanding for at least one year following the Closing Date (the “One-Year Period”), and Folgers shall remain the primary obligor on the facility at all times during such period; provided, however, that (i) Folgers shall be permitted to refinance (the “Refinancing”) the Folgers Credit Facility with new debt that is issued by Folgers as the primary obligor and that has a maturity of not less than the remainder of the One-Year Period, and Folgers shall remain the primary obligor of the Refinancing at all times during such remaining period, and (ii) RMT Partner shall be permitted to guarantee Folgers’ obligations under the Folgers Credit Facility or the Refinancing if, in each case, Folgers receives a Bank Letter; provided, further, however, that Folgers shall be permitted to prepay the Folgers Credit Facility or the Refinancing, in each case, solely (I) out of Folgers’ and its Subsidiaries’ operating cash flows generated on or after the Closing Date or (II) as otherwise required by the terms of the Folgers Credit Facility or the Refinancing which, in the latter case, must have the same mandatory prepayment terms, in all material respects, as the Folgers Credit Facility.
          (b) Cooperation Regarding Folgers Credit Facility. Each of Parent and RMT Partner will cooperate in a commercially reasonable manner with Folgers in connection with completing the Folgers Financing, including (i) using (and causing their respective Subsidiaries to use) commercially reasonable efforts to assist Folgers in satisfying all conditions precedent to be satisfied by Folgers or any Folgers Subsidiary in the documentation relating to the Folgers Credit Facility, (ii) providing information regarding the Coffee Business that is reasonably requested by the financing sources and their representatives, (iii) permitting the financing sources and their representatives access to the Coffee Business and the RMT Partner Business, respectively, (iv) participating in meetings with prospective lenders, (v) participating in bank meetings in connection with the financing, (vi) participating in meetings with other parties deemed appropriate, (vii) participating in drafting sessions related to the offering materials for the financing contemplated by the Folgers Credit Facility Commitment, and (viii) causing members of their respective accounting firms to participate in drafting sessions related to the offering materials for the financing contemplated by the Folgers Credit Facility Commitment. Folgers will reasonably consult with RMT Partner with respect to its efforts to complete the documentation relating to the Folgers Credit Facility and to consummate the Folgers Financing.
          (c) Equity Transactions. RMT Partner will cooperate with Parent in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Parent will be permitted to reasonably direct and control the efforts of the Parties in connection with the Distribution, and RMT Partner will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent in good faith. Without limiting the generality of the foregoing, RMT Partner will and will cause its employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Parent in good faith, reasonably cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts), (ii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from RMT Partner’s independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of RMT Partner’s counsel in customary form and covering such matters as may be reasonably requested, and (iii) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to RMT Partner and is reasonably required in connection with the Distribution. Without limiting the foregoing, the Parties will perform the marketing activities set forth in Schedule 5.8 as provided therein.
          (d) RMT Partner Refinancing. From the date hereof through the Closing Date, each of Parent and Folgers will cooperate in a commercially reasonable manner with RMT Partner in connection with any efforts of RMT Partner to refinance any of RMT Partner’s currently outstanding indebtedness or any efforts of RMT Partner to seek any necessary consents to consummate the Transactions, including (i) providing information regarding the Coffee Business that is reasonably requested by the financing sources and their representatives, (ii) permitting the financing sources and their representatives reasonable access to the Coffee Business, (iii) participating in meetings with prospective lenders, (iv) participating in bank meetings in connection with any refinancing, and (v) participating in meetings with other parties deemed appropriate.
     5.9 Restriction on Utilization of Intellectual Property. RMT Partner and Folgers will not, and will cause their respective Affiliates not to, utilize any Intellectual Property included in the Folgers Assets, or licensed to Folgers pursuant to the Intellectual Property Matters Agreement, to engage or participate, directly or indirectly, in the Restricted Activities to the extent required under the SD Acquisition Company Restrictive Covenant as if such Persons were Affiliates of Parent subsequent to the Distribution Date.
     5.10 Included Winton Hill Assets. As promptly as reasonably practicable after the date hereof, and in any case prior to the Business Transfer Time, Parent will cause Folgers to prepare, after good faith consultation with RMT Partner, a schedule (the “Winton Hill Schedule”) that identifies all of the tangible Assets that are exclusively used by the Coffee Business and that are located at, or in transit to, the Winton Hill facility and the Beckett Ridge Innovation Center.
     5.11 Warehousing Agreement. As promptly as reasonably practicable following the date hereof, and in any case within 30 Business Days after the date hereof, Parent and RMT Partner will prepare and negotiate in good faith the form and substance of a Warehousing Agreement (which will reflect the terms and conditions set forth in Exhibit G, and, to the extent not addressed in Exhibit G, terms and conditions consistent with those set forth in the TSA) (the “Warehousing Agreement”).
     5.12 Sherman Lease. Following the Effective Time, RMT Partner will use its commercially reasonable efforts to procure the release by the counterparty to the Sherman Lease of any continuing obligation of Parent thereunder and will indemnify and hold harmless Parent from and against any Liability resulting from or relating to any such obligation. Without limiting the generality of the foregoing, following the Effective Time, RMT Partner will (i) expressly assume all obligations of Parent under the Sherman Lease in the event the counterparty to the Sherman Lease requires such assumption as a condition to the release of Parent’s obligations under the Sherman Lease and (ii) require the release of Parent’s obligations under the Sherman Lease prior to agreeing to or exercising any renewal, extension or amendment of the Sherman Lease. Notwithstanding anything to the contrary herein, Parent may seek release of its obligations under the Sherman Lease at any time prior to the Effective Time, including seeking a conditional assignment to RMT Partner (such assignment only to be effective from and after the Effective Time).
VI. DISPUTE RESOLUTION
     6.1 Consultation; Negotiation. Except as otherwise specifically provided in this Agreement (including Section 4.7) or in any Ancillary Agreement, the procedures set forth in this Article VI will apply to all Disputes (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (but specifically excluding the Transaction Agreement where any Disputes under the Transaction Agreement will be resolved pursuant to the terms thereof), between or among any member of the Party’s respective Group. Each of RMT Partner and Folgers, on the one hand, and Parent, on the other hand, will have the right to refer any such Dispute for resolution to either Chief Executive Officer of RMT Partner and the Chief Financial Officer of Parent (or their designees) by delivering to the other Party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the Parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute. If such officers or designees are unable to resolve the Dispute within 40 Business Days after the date of the Dispute Escalation Notice, either Party will have the right to begin mediation in accordance with Section 6.2 of this Agreement. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings or those in Section 6.2 below will be without prejudice to the legal position of a Party in any subsequent Action.
     6.2 Mediation. If the Dispute has not been resolved by the negotiation procedures as provided in Section 6.1 within 40 Business Days after delivery of the Dispute Escalation Notice, or if the Parties failed to meet within 40 Business Days after delivery, the Parties will endeavor to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. Notwithstanding the preceding sentence, the Parties will not be restricted in the identities of mediators that they may propose to utilize in the mediation. If the Dispute is not resolved in mediation (or if the Parties are unable to agree on a mediator), either Party will have the right to begin arbitration and submit an Arbitration Demand Notice in accordance with Section 6.4.
     6.3 Agreement to Arbitrate. Each Party agrees, on behalf of itself and each other member of its respective Group: (a) that any dispute, controversy or claim (a “Dispute”) governed by this Article VI will be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then currently in effect (the “Arbitration Rules”), as the rules may be modified in this Agreement; (b) that the procedures set forth in this Article VI will be the sole and exclusive manner by which any Dispute relating to any of the foregoing matters will be claimed and irrevocably waives any right to begin any Action in or before any Governmental Authority; and (c) that it irrevocably waives any right to any trial by jury with respect to any Dispute between the Parties or any members of their respective Groups arising out of or relating to this Agreement or any Ancillary Agreement.
     6.4 Demand for Arbitration. At any time after the procedures set forth in Section 6.1 and Section 6.2 are completed, any Party involved in the Dispute may make a written demand (the “Arbitration Demand Notice”) that the Dispute be resolved by binding arbitration, which Arbitration Demand Notice will be given to the Parties to the Dispute in the manner set forth in Section 8.4. Subject to Section 6.8, on delivery of an Arbitration Demand Notice, the Dispute will be decided by an arbitration panel in accordance with the rules set forth in this Article VI.
     6.5 Forum. The forum for arbitration under this Article VI will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Franklin County, Ohio.
     6.6 Selection of Arbitrators. (a) Arbitration will be conducted by a panel of three arbitrators selected as provided in this Article VI. In connection with any arbitration hereunder, each Party will select one person to act as arbitrator and the two selected will select a third arbitrator within ten days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator will be selected by the American Arbitration Association. In connection with the selection of the arbitrators, consideration will be given to familiarity with corporate transactions and experience in dispute resolution between Parties, as a judge or otherwise. Notwithstanding anything to the contrary in this Agreement, the rules of the American Arbitration Association relating to the selection of arbitrators and the location of arbitrations will not apply to arbitrations hereunder.
          (b) If an arbitrator cannot continue to serve, a successor will be selected as specified in Section 6.6(a). If such withdrawal occurs after the arbitration hearing has begun but before a final decision has been delivered, a full rehearing will be held if, and only if, the remaining arbitrators unanimously agree that a rehearing is appropriate.

     6.7 Arbitration Decision. (a) The final decision of the arbitration panel will be rendered in writing to the Parties not later than 60 days after the last hearing date, unless otherwise agreed by the Parties in writing. The decision of the arbitration panel will be final and binding on the Parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the Parties. Arbitration awards will bear interest from the date that they are awarded at an annual rate equal to (i) the prime rate (as published in the Wall Street Journal, Northeastern Edition), plus (ii) 3% per annum, commencing at the time the award is rendered.
          (b) The arbitrator or arbitrators will be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery will be limited to Information directly relevant to the controversy or claim in arbitration.
     6.8 Arbitration Panel’s Authority. The arbitration panel will give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable Law and will have full power and authority to determine whether issues may be subjected to arbitration hereunder and to interpret or construe the applicable provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief). The arbitration panel will not have any right or authority (i) in excess of the authority a court having jurisdiction over the Parties and the Dispute would have absent these arbitration provisions, (ii) to award any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), except, in each case, to the extent that such damages are included in the definition of “Damages” in connection with an arbitration relating to indemnification for a Third-Party Claim, or (iii) to modify the terms of this Agreement. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy on evidence produced by the appearing Party.
     6.9 Continuity of Performance and Remaining Obligations. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the dispute resolution under the provisions of this Article VI with respect to all matters not subject to the Dispute.
     6.10 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article VI, only insofar as they relate to the agreement to arbitration and any procedures pursuant thereto, will be governed by the Federal Arbitration Act and other applicable federal Law. In all other respects the interpretation of this Agreement will be governed as set forth in Section 8.3.
VII. CONDITIONS TO THE FOLGERS TRANSFER AND THE DISTRIBUTION
     7.1 Conditions to the Folgers Transfer and the Distribution. The obligations of Parent pursuant to this Agreement to effect the Folgers Transfer and the

Distribution shall be subject to the fulfillment (or waiver by Parent) at or prior to the Business Transfer Date of the following conditions:
          (a) each of the parties to the Transaction Agreement shall have irrevocably confirmed to each other that each condition in Article VI of the Transaction Agreement (other than Section 6.01(f) thereto) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) shall be fulfilled at the Effective Time, or (iii) is or has been waived by such party, as the case may be; and
          (b) Folgers shall have received $350 million in financing in connection with the Folgers Credit Facility, as contemplated by Section 1.1(b).
VIII. MISCELLANEOUS
     8.1 Expenses. Except as otherwise provided in this Agreement, including Section 1.9(b), Section 1.9(c), Section 4.2, Section 4.3, Section 5.3(e), and Section 5.5, the Transaction Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 8.02 of the Transaction Agreement.
     8.2 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.
     8.3 Governing Law. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Ohio, other than the choice of Law provisions thereof.
     8.4 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the other):

     If to Parent or, prior to the Effective Time, Folgers:
The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attn: Joseph Stegbauer,
   Associate General Counsel — Global Transactions
Facsimile: (513) 983-7635
Email: stegbauer.ja@pg.com
     with a copy to:
Jones Day
222 East 41st Street
New York, NY 10017
Attention: Robert A. Profusek, Esq.
Facsimile: (212) 755-7306
Email: raprofusek@jonesday.com
     If to RMT Partner or, after the Effective Time, Folgers:
The J.M. Smucker Company
One Strawberry Lane
Orrville, Ohio 44667
Attn: M. Ann Harlan,
   Vice President, General Counsel and Secretary
Facsimile: (330) 684-3026
Email: ann.harlan@jmsmucker.com
     with a copy to:
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: John J. Jenkins, Esq. and Michael F. Marhofer, Esq.
Facsimile: (216) 241-0816
Email: jjenkins@calfee.com and mmarhofer@calfee.com
Any notice to Parent will be deemed notice to all members of the Parent Group, and any notice to Folgers will be deemed notice to all members of the Folgers Group.
     8.5 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

     8.6 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.
          (b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.6(a) and will be effective only to the extent in such writing specifically set forth.
     8.7 Termination. This Agreement will terminate without further action at any time before the Effective Time upon termination of the Transaction Agreement. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Transaction Agreement.
     8.8 No Third-Party Beneficiaries. Except for the provisions of Article IV with respect to indemnification of Indemnitees, this Agreement is solely for the benefit of the Parties hereto and does not confer on third-parties (including any employees of any member of the Parent Group or the Folgers Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
     8.9 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement and provided further that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.
     8.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or Schedules hereto will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Agreement and the Ancillary Agreements, and the Parties acknowledge that (a) Parent and Folgers have been represented by Jones Day in connection with this Agreement, the Transaction Agreement and the Ancillary Agreements and (b) RMT Partner has been represented by Calfee, Halter & Griswold LLP in connection with this Agreement, the Transaction Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, the Transaction Agreement, or any Other RMT Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
     8.11 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
     8.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.
IX. DEFINITIONS
     For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

     “Accounting Firm” has the meaning set forth in Section 1.12(d).
     “Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
     “Adjustment Payment” has the meaning set forth in Section 1.12(f).
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     “Agreement” has the meaning set forth in the preamble.
     “Ancillary Agreements” means the Tax Matters Agreement, the TSA, the Insurance Matters Agreement, the Intellectual Property Matters Agreement(s), the Headquarters Lease Agreement and the Warehousing Agreement.
     “Arbitration Demand Notice” has the meaning set forth in Section 6.4.
     “Arbitration Rules” has the meaning set forth in Section 6.3.
     “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products; (iv) all Real Property Interests; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual

Property and licenses from third Persons granting the right to use any Intellectual Property; (ix) all cost Information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; (x) all prepaid expenses, trade accounts and other accounts and notes receivables; (xi) all rights under Contracts, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent; and (xii) all Governmental Approvals.
     “Bank Letter” means a letter from a financial institution stating its view, subject to reasonable and customary assumptions, that Folgers could be expected to borrow the principal amount of the Folgers Credit Facility or the Refinancing, as the case may be, without a guarantee or other form of credit support from RMT Partner, provided that such financing may be on terms less favorable than those contained in the Folgers Credit Facility or the Refinancing, as the case may be.
     “Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.
     “Business Transfer Date” has the meaning set forth in Section 2.1.
     “Business Transfer Time” has the meaning set forth in Section 2.1.
     “Cash Dividend” has the meaning set forth in Section 1.1(a)(ii).
     “Claims Notice” has the meaning set forth in Section 4.5(b)(i).
     “Clean-Up Spin-Off” has the meaning set forth in the recitals.
     “Closing Adjustment Statement” has the meaning set forth in Section 1.12(b).
     “Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.
     “Coffee Business” means sourcing, producing, marketing, selling, distributing and development of coffee- and tea- related products and services, in a variety of different packages and formats, including roasted and grounded coffee beans, instant coffee, tea, caffeine, decaffeination services and coffee equipment service and maintenance. In construing the scope of the term “Coffee Business,” the “Coffee Business” will be deemed (i) not to include producing, marketing, selling, distributing, and developing products related to juice, water or flavorings (other than non-fruit flavorings designed to be consumed as part of a coffee- or tea-based beverage) that are under development or marketed by any member of the Parent Group immediately prior to the Business Transfer Time, and (ii) to encompass only the types and scope of activities conducted at the Business Transfer Time in (A) the Coffee Division of the “Snacks, Beverages and

Pet Care” segment of Parent’s “Health and Well-Being” Global Business Unit, and (B) the enterprises of the Procter & Gamble professional services business unit of Parent that are exclusively related to the sourcing, producing, marketing, selling, distributing and development of coffee- and tea-related products and services.
     “Coffee Business Compensation And Benefit Plans” has the meaning set forth in the Transaction Agreement.
     “Compensation And Benefit Plans” has the meaning set forth in the Transaction Agreement.
     “Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third-parties.
     “Continuing Employee” has the meaning set forth in the Transaction Agreement.
     “Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.
     “Control” and its derivatives means, with respect to any Person (other than an individual): (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the Assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by means of Contract, corporate governance document or a similar instrument; or (d) in the case of a partnership, the holding of the position of sole general partner.
     “Convey” has the meaning set forth in Section 1.2. Variants of this term such as “Conveyance” will have correlative meanings.
     “Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
     “Direct Claims” has the meaning set forth in Section 4.5(a).
     “Dispute” has the meaning set forth in Section 6.3.
     “Dispute Escalation Notice” has the meaning set forth in Section 6.1.
     “Distribution” has the meaning set forth the recitals.
     “Distribution Date” means, as applicable (i) in the event that Parent elects to effect the Distribution in the form of a One-Step Spin-Off, the date selected by the Board of Directors of Parent or its designee for the distribution of Folgers Common Stock to Parent shareholders in connection with the One-Step Spin-Off and (ii) in the event that

Parent elects to effect the Distribution in the form of an Exchange Offer, the date of the initial transfer of Folgers Common Stock to Parent shareholders in connection with the Exchange Offer, in accordance with the terms and conditions of the Exchange Offer as determined by Parent in its sole discretion and disclosed in the Folgers Form 10/S-4.
     “Effective Time” has the meaning given to such term in the Transaction Agreement.
     “Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.
     “Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.
     “Exchange Offer” has the meaning set forth in the recitals.
     “Excluded Assets” has the meaning set forth in Section 1.6(b).
     “Excluded IP Assets” means the Intellectual Property listed on Schedule 1.6(b)(ii), and any other Intellectual Property in or to which the Parent Group has any right, title or interest that is not listed on Schedule 1.6(a)(vii).
     “Excluded Liabilities” has the meaning set forth in Section 1.7(b).
     “FCC” means The Folger Coffee Company, an Ohio corporation.
     “Final Closing Adjustment Statement” has the meaning set forth in Section 1.12(e).
     “Final Determination” has the meaning set forth in the Tax Matters Agreement.
     “Folgers” has the meaning set forth in the preamble.
     “Folgers Assets” has the meaning set forth in Section 1.6(a).
     “Folgers Balance Sheet” has the meaning set forth in Section 1.6(a)(ix).
     “Folgers Books and Records” has the meaning set forth in Section 1.6(a)(viii).

     “Folgers Business” means the Coffee Business and also, with respect to events that take place after the Business Transfer Time, the Coffee Business as it is operated by the Folgers Group after the Business Transfer Time, including any new activities, expansions, or other modifications made by the Folgers Group in the types and scope of activities conducted in the Coffee Business relative to the types and scope of activities conducted at (i) the Business Transfer Time in the Coffee Division of the “Snacks, Beverages and Pet Care” segment of Parent’s “Health and Well-Being” Global Business Unit and (ii) the enterprises of the Procter & Gamble professional services business unit of Parent that are exclusively related to the sourcing, producing, marketing, selling, distributing, and development of coffee- and tea-related products and services.
     “Folgers Common Stock” has the meaning set forth in the recitals.
     “Folgers Contracts” means the following Contracts to which Parent, Folgers or any member of their respective Groups is a Party or by which it or any of its Assets is bound, except for any such Contract that is explicitly retained by Parent or any member of the Parent Group pursuant to any provision of this Agreement or any Ancillary Agreement: (i) any Contract identified on Schedule 1.6(a)(v), and (ii) any other Contract that is exclusively related to the Coffee Business.
     “Folgers Credit Facility” has the meaning set forth in Section 1.1(b).
     “Folgers Credit Facility Commitment” has the meaning set forth Section 5.8(a).
     “Folgers Entities” has the meaning set forth in Section 1.6(a)(iv).
     “Folgers Entity Interests” has the meaning set forth in Section 1.6(a)(iv).
     “Folgers Facilities” has the meaning set forth in Section 1.6(a)(iii).
     “Folgers Financing” has the meaning set forth Section 5.8(a).
     “Folgers Governmental Approvals” has the meaning set forth in Section 1.6(a)(vi).
     “Folgers Group” means Folgers and each of its Subsidiaries. Each of the Folgers Entities will be deemed to be members of the Folgers Group as of the Business Transfer Time.
     “Folgers Indemnitees” means Folgers, each member of the Folgers Group, RMT Partner (from and after the Effective Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Folgers Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.
     “Folgers Information” has the meaning set forth in Section 5.3(b).

     “Folgers Inventory” has the meaning set forth in Section 1.6(a)(ii).
     “Folgers Liabilities” has the meaning set forth in Section 1.7(a).
     “Folgers Form 10/S-4” has the meaning given to such term in the Transaction Agreement.
     “Folgers Stock Issuance” has the meaning set forth in Section 1.1(a)(i).
     “Folgers Transfer” has the meaning set forth in the recitals.
     “Folgers Transfer Documents” has the meaning set forth in Section 2.4.
     “Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.
     “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.
     “Group” means the Parent Group, the RMT Partner Group or the Folgers Group, as the context requires.
     “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.
     “Headquarters Lease Agreement” has the meaning set forth in Section 2.2(a)(vii).
     “Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article IV hereof or any other section of this Agreement or any Transaction Agreement.
     “Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article IV hereof or any other section of this Agreement or any Transaction Agreement.
     “Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
     “Insurance Matters Agreement” has the meaning set forth in Section 2.2(a)(iii). From and after the Business Transfer Time, the Insurance Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.
     “Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.
     “Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof (collectively, “Patents”), (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith (collectively, “Copyrights”), (iv) trade secrets and all other confidential or proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof (collectively, “Know How”), (v) rights of privacy and publicity, and (vi) any and all other proprietary rights, and (vii) any and all other intellectual property under the Laws of any country throughout the world.
     “Intellectual Property Matters Agreement(s)” has the meaning set forth in Section 2.2(a)(iv). From and after the Business Transfer Time, the Intellectual Property Matters Agreement(s) will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.
     “Intercompany Accounts” has the meaning set forth in Section 1.8(c).
     “Know How” has the meaning set forth in the definition of “Intellectual Property.”
     “Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.
     “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

     “Litigation Conditions” has the meaning set forth in Section 4.5(b)(ii).
     “Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (i) with respect to Direct Claims, “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article IV or Article VI and (ii) “Losses” will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
     “MCC” means Millstone Coffee, Inc., a Washington corporation.
     “Merger” has the meaning set forth in the recitals.
     “Merger Sub” has the meaning set forth in the recitals.
     “Non-Folgers Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Business Transfer Time by Parent, the Parent Subsidiaries, Folgers and the Folgers Subsidiaries, in each case that are not included in the Coffee Business.
     “One-Step Spin-Off” has the meaning set forth the recitals.
     “One-Year Period” has the meaning set forth in Section 5.8(a).
     “Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
     “Other RMT Agreements” has the meaning set forth in the Transaction Agreement.
     “Parent” has the meaning set forth in the preamble.
     “Parent Cash Distribution” has the meaning set forth in the recitals.
     “Parent Common Stock” has the meaning set forth in the recitals.
     “Parent Group” means Parent and each of its Subsidiaries, but excluding any member of the Folgers Group.
     “Parent Indemnitees” means Parent, each member of the Parent Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such).
     “Parent Transfer Documents” has the meaning set forth in Section 2.3
     “Parties” means Parent, RMT Partner, and Folgers and, for purposes of the obligations in Section 4.2, the Folgers Entities.
     “Past Facilities” means any real properties owned, leased or operated prior to the Business Transfer Time by a Folgers Entity (or any predecessor entity).
     “Patents” has the meaning set forth in the definition of “Intellectual Property.”
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.
     “Privileged Information” has the meaning set forth in Section 5.3(a).
     “Privileges” has the meaning set forth in Section 5.3(a).
     “Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.
     “Recapitalization” has the meaning set forth in Section 1.1(b).
     “Record Date” means, with respect to a One-Step Spin-Off or a Clean-Up Spin-Off, the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining stockholders of Parent entitled to receive shares of Folgers Common Stock in such spin-off.
     “Record Holders” mean the holders of record of Parent Common Stock as of the close of business on the Record Date.
     “Refinancing” has the meaning set forth in Section 5.8(a).
     “Representatives” has the meaning given to such term in the Transaction Agreement.
     “Restricted Activities” has the meaning given to such term in the SD Acquisition Company Restrictive Covenant.
     “RMT Partner” has the meaning set forth in the preamble.
     “RMT Partner Group” means RMT Partner and each of its Subsidiaries, including after the Effective Time, the Folgers Group.
     “RMT Partner Objection” has the meaning set forth in Section 1.12(c).

     “SD Acquisition Company Restrictive Covenant” means that certain Restrictive Covenant, by and between Parent and SD Acquisition Company, a Delaware corporation, dated August 1, 2004.
     “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.
     “Shared Information” means (i) all Information provided by any member of the Folgers Group to a member of the Parent Group prior to the Business Transfer Time, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Coffee Business prior to the Business Transfer Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or any Transaction Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Parent or Folgers, as the case may be.
     “Shortfall Amount” has the meaning given to such term in the Transaction Agreement.
     “Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
     “Target Folgers A/P Amount” has the meaning set forth in Section 1.12(a).
     “Target Folgers Inventory Amount” has the meaning set forth in Section 1.12(a).
     “Tax” has the meaning set forth in the Tax Matters Agreement.
     “Tax Matters Agreement” has the meaning set forth in Section 2.2(a)(i). From and after the Business Transfer Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

     “Tax Return” has the meaning set forth in the Tax Matters Agreement.
     “Third-Party Claim” has the meaning set forth in Section 4.5(b)(i).
     “Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
     “Transaction Agreement” has the meaning set forth in the recitals of the Agreement.
     “Transactions” has the meaning set forth in the Tax Matters Agreement.
     “Transfer Documents” has the meaning set forth in Section 2.4.
     “TSA” has the meaning set forth in Section 2.2(a)(ii). From and after the Business Transfer Time, the TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.
     “Warehousing Agreement” has the meaning set forth in Section 5.11. From and after the Business Transfer Time, the Warehousing Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.
     “Winton Hill Asset” means any tangible Asset that is located at (or in transit to) the Winton Hill facility.
     “Winton Hill Schedule” has the meaning set forth in Section 5.10.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

THE PROCTER & GAMBLE COMPANY
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

THE FOLGERS COFFEE COMPANY
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

THE J.M. SMUCKER COMPANY
By:	/s/ Timothy P. Smucker
	Name:	Timothy P. Smucker
	Title:	Chairman and Co-CEO

Solely for purposes of the provisions set forth in Article IV: THE FOLGERS COFFEE DISTRIBUTING COMPANY
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

[Signature Page to Separation Agreement]

THE FOLGER COFFEE COMPANY
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

MILLSTONE COFFEE, INC.
By:	/s/ Joseph A. Stegbauer
	Name:	Joseph A. Stegbauer
	Title:	Attorney-in-fact

[Signature Page to Separation Agreement]